Filed pursuant to Rule 424 (b) (3)
                                                   Registration  No.  333-76546


                                3,000,000 SHARES

                                       OF

                          CHESAPEAKE ENERGY CORPORATION

                  6.75% Cumulative Convertible Preferred Stock

                     (Liquidation Preference $50 per share)

                                       and

                                  Common Stock,

                           (Par Value $.01 per share)



                          PROSPECTUS SUPPLEMENT NO. 10
                             DATED NOVEMBER 7, 2002
                      TO PROSPECTUS DATED JANUARY 30, 2002





    The selling securityholders table on page 27 and 28 of the prospectus is amended by this supplement no.10 to read as follows.




                                   Number of                   Number of                                   Number of
                                   Shares of                   Shares of      Number of      Number of     Shares of
                                   Preferred     Number of     Preferred      Shares of      Shares of   Common Stock
                                     Stock       Shares of    Stock to be   Common Stock   Common Stock   to be Owned
                                 Beneficially    Preferred    Owned After   Beneficially       Being         After
                                  Owned Prior   Stock Being   Completion   Owned Prior to     Offered     Completion
                 Name               to the        Offered       of the      the Offering      Hereby        of the
                                   Offering       Hereby       Offering                                    Offering

AIG Soundshore Holdings Ltd....        139,500       139,500             0        905,843        905,843             0
AIG Soundshore Opportunity
Holding Fund Ltd...............         76,400        76,400             0        496,103        496,103             0
AIG Soundshore Strategic
Holding Fund Ltd...............         46,100        46,100             0        299,350        299,350             0
Alpine Associates..............        100,000       100,000             0        649,350        649,350             0
Alpine Partners, L.P...........         15,000        15,000             0         97,403         97,403             0
American Samoa Government......          1,000         1,000             0          6,494          6,494             0
Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd...         20,000        20,000             0        129,870        129,870             0
Argent LowLev Convertible
Arbitrage Fund Ltd.............         40,000        40,000             0        259,740        259,740             0
Bear, Stearns & Co. Inc,.......          5,000         5,000             0         32,468         32,468             0
BGI Global Investors c/o Forest
Investment Mngt. L.L.C,........          6,200         6,200             0         40,260         40,260             0
BP Amoco PLC Master Trust......         24,130        24,130             0        156,698        156,698             0
Banc of America Securities
LLC............................        180,000       180,000             0      1,168,830      1,168,830             0
CF FX, LLC.....................         62,000        62,000             0        402,597        402,597             0
Credit Suisse First Boston
Corporation....................        128,500       128,500             0        834,415        834,415             0
CSFB Convertible and
Quantitative Strategies........         50,000        50,000             0        324,675        324,675             0
Fidelity Financial Trust:
Fidelity Convertible Securities        405,000       405,000             0      2,629,868      2,629,868             0
Fund...........................
First Union National
Bank...........................        295,000       295,000             0      1,915,583      1,915,583             0
FIST - Franklin Convertible
Securities Fund................         40,000        40,000             0        259,740        259,740             0
Forest Alternative Strategies II         1,800         1,800             0         11,688         11,688             0
Forest Fulcrum Fund L.L.P......         20,000        20,000             0        129,870        129,870             0
Forest Global Convertible Fund
Series A-5.....................         75,600        75,600             0        490,909        490,909             0
FTIF - Franklin Income Fund....          1,000         1,000             0          6,494          6,494             0
Franklin Custodian Fund -
Income Fund....................        270,800       270,800             0      1,758,440      1,758,440             0
FTVIPT - Franklin Income
Securities Fund................         18,000        18,000             0        116,883        116,883             0
Global Bermuda Limited
Partnership....................          4,000         4,000             0         25,974         25,974             0
HFR TQA Master Trust...........         10,000        10,000             0         64,935         64,935
Highbridge International LLC...         10,000        10,000             0         64,935         64,935             0
Hotel Union & Hotel Industry of
Hawaii Pension Plan............         10,700        10,700             0         69,480         69,480             0
Jefferies & Co,................         88,000        88,000             0        571,428        571,428             0
Jefferies and Company Inc.
c/o SSI Investment Management
Inc............................            235           235             0          1,526          1,526             0
KBC Financial Products USA Inc.         17,500        17,500             0        113,636        113,636             0
Lakeshore International Ltd....         16,000        16,000             0        103,896        103,896             0
LDG Limited....................         10,000        10,000             0         64,935         64,935             0
Lipper Convertibles, L.P.......        150,000       150,000             0        974,025        974,025             0
LLT Limited....................          6,200         6,200             0         40,260         40,260             0
Lyxor Master Fund..............          2,000         2,000             0         12,987         12,987             0
Navigator Offshore Fund, Ltd...         15,000        15,000             0         97,403         97,403             0
Navigator Partners L.P,........          3,000         3,000             0         19,481         19,481             0
The Northwestern Mutual Life
Insurance Company..............         30,000        30,000             0        194,805        194,805             0
Onex Industrial Partners Limited         7,250         7,250             0         47,078         47,078             0
Pebble Capital Inc.............          3,000         3,000             0         19,481         19,481             0
Peoples Benefit Life Insurance
Company/TEAMSTERS..............         17,500        17,500             0        113,636        113,636             0
Ramius Capital Group...........         10,000        10,000             0         64,935         64,935             0
RBC Capital Services Inc.  c/o
Forest Investment Mngt. LLC....          1,500         1,500             0          9,740          9,740             0
RCG Halifax Master Fund Ltd....          5,000         5,000             0         32,468         32,468             0
RCG Latitude Master Fund Ltd...         15,000        15,000             0         97,403         97,403             0
RCG Multi Strategy LP..........         10,000        10,000             0         64,935         64,935             0
Retail Clerks Pension Trust #2.         17,500        17,500             0        113,636        113,636             0
Silvercreek Limited Partnership          5,000         5,000             0         32,468         32,468             0
Silvercreek II Limited.........          9,750         9,750             0         63,312         63,312             0
Speer, Leeds & Kellogg L.P.....         10,000        10,000             0         64,935         64,935             0
Sunrise Partners LLC...........        269,000       269,000             0      1,746,752      1,746,752             0
Sylvan (IMA) Ltd. c/o Forest
Investment Mngt. L.L.C.........          7,500         7,500             0         48,701         48,701             0
TQA Master Fund, LTD...........         50,000        50,000             0        324,675        324,675             0
TQA Master Plus Fund, LTD......         45,000        45,000             0        292,208        292,208             0
The Estate of James Campbell...          3,249         3,249             0         21,097         21,097             0
The James Campbell Corporation           4,291         4,291             0         27,864         27,864             0
UBS O'Connoz LLC F/B/O UBS
Global Equity Arbitrage Master
Ltd............................         70,000        70,000             0        454,545        454,545             0
Viacom Inc. Pension Plan Master
Trust..........................            960           960             0          6,234          6,234             0
White River Securities L.L.C...          5,000         5,000             0         32,468         32,468             0
Yield Strategies Fund I, LP....          7,500         7,500             0         48,701         48,701             0
Yield Strategies Fund II, LP...          7,500         7,500             0         48,701         48,701             0
Zurich Institutional Benchmarks
Master Fund c/o TQA Investors
L.L.C..........................         10,000        10,000             0         64,935         64,935             0
Zurich Master Hedge Fund c/o
Forest Investment Mngt. L.L.C,.          6,200         6,200             0         40,260         40,260             0
Zurich Institutional Benchmarks
Master Fund Ltd................         20,435        20,435             0        132,695        132,695             0



(1) The stated amounts, to the extent they describe common stock issuable upon conversion of the holder's preferred stock, assume conversion of all of the holders' preferred stock at a conversion ratio of 6.4935 shares of our common stock per share of preferred stock. This conversion ratio, however, will be subject to adjustment as described under "Description of the Preferred Stock - Conversion Price Adjustment". As a result, the number of shares of our common stock issuable upon conversion of the preferred stock and, therefore, attributable to holders of preferred stock, may increase or decrease in the future.